SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934


Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12


                               STANHOME INC.
---------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

     1) Title of each class of securities to which transaction applies:

     --------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act

Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     --------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

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     3)  Filing Party:

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     4)  Date Filed:

     --------------------------------------------------


-----------------------------------------------------------------------------

LOGO

                                          March 13, 1998

Dear Stockholder:

     On behalf of the Stanhome Inc. Board of Directors, we invite you to attend the Annual Meeting of Stockholders to be held on Thursday, April 23, 1998, at the Le Meridien Boston, 250 Franklin Street, Boston, Massachusetts. Information about the meeting is presented on the following pages. Please note that the meeting is scheduled to start at 9:30 a.m.

     In addition to the formal items of business to be conducted at the meeting, management will report on the operations of the Company and will answer stockholder questions.

     It is important to ensure that your shares will be represented at the Annual Meeting. Please complete, date, sign, and return your enclosed Proxy card even if you plan to attend. Sending us your Proxy will not prevent you from voting in person at the Annual Meeting should you wish to do so. Please note that space limitations may make it necessary to limit attendance only to stockholders of the Company. Accordingly, admission to the meeting will be on a first-come, first-served basis, and "street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date referred to in the Proxy Statement.

     We look forward to seeing you on April 23rd, and thank you for your continued support of Stanhome Inc.

                                          Sincerely,

                                          /s/ H.L. TOWER
                                          H.L. TOWER
                                          Chairman, President and CEO

  333 Western Avenue, Westfield, Massachusetts 01085 - Telephone 413-562-3631



                                 STANHOME INC.

                               333 WESTERN AVENUE
                         WESTFIELD, MASSACHUSETTS 01085

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 April 23, 1998

     Notice is hereby given that the Annual Meeting of Stockholders of Stanhome Inc. will be held at Le Meridien Boston, 250 Franklin Street, Boston, Massachusetts 02110, at 9:30 a.m. on Thursday, April 23, 1998, for the following purposes:

     1. To elect four Class III Directors for a three-year term.

     2. To approve proposed amendments to the Company's Restated Articles of Organization, as amended, in connection with the ongoing restructuring of the Company.

     3. To vote upon a stockholder proposal described in the proxy statement, if the proposal is presented at the meeting.

     4. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for 1998.

     5. To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

     Stockholders of record as of the close of business on March 2, 1998 will be entitled to vote at the Annual Meeting and any postponement or adjournment thereof.

                                          By Order of the Board of Directors,

                                          PETER R. JOHNSON, Clerk

Westfield, Massachusetts
March 13, 1998

                            ------------------------

                                   IMPORTANT

     All stockholders are cordially invited to attend the meeting. Please note that space limitations may make it necessary to limit attendance only to stockholders of the Company. Accordingly, admission to the meeting will be on a first-come, first-served basis, and "street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date referred to in the proxy statement. Whether or not you plan to attend in person, you are urged to complete, date and sign the enclosed proxy card and return it promptly in the envelope provided. This will assure your representation and a quorum for the transaction of business at the meeting. If you do attend the meeting, you may vote in person, if you desire to do so, even if you have returned a proxy card.


                                 STANHOME INC.

                                PROXY STATEMENT

                                                             March 13, 1998

                     SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors for use at the annual meeting of stockholders of Stanhome Inc. (the "Company") to be held at 9:30 a.m. on Thursday, April 23, 1998, at Le Meridien Boston, 250 Franklin Street, Boston, Massachusetts 02110. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Clerk, at or before the 1998 annual meeting of stockholders (the "Annual Meeting"), a written notice of revocation bearing a later date than the proxy; (ii) duly executing and submitting a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to Peter R. Johnson, Clerk, Stanhome Inc., c/o Enesco Corporation, 225 Windsor Drive, Itasca, IL 60143.

     The expense of solicitation of proxies will be borne by the Company. The Company has retained Morrow & Co., New York, New York, to aid in the solicitation of proxies. It is estimated that the cost of these services will be approximately $6,500 plus expenses. Proxies will be solicited by personal interview, mail and telephone. Brokerage houses, other custodians and nominees will be asked whether other persons are the beneficial owners of the Company's common stock, par value $.125 per share, together with the associated common stock purchase rights (the "Common Stock"), which they hold of record, and, if so, they will be supplied with additional copies of the proxy card and proxy materials for distribution to such beneficial owners. The Company will, in addition, reimburse parties holding shares of the Common Stock of record in their names or in the names of their nominees for their reasonable expenses in sending proxy cards and proxy materials to the beneficial owners of the shares of the Common Stock held of record by them.

     The matters to be considered and acted upon at the Annual Meeting are referred to in the preceding Notice. If the enclosed proxy card is properly executed and returned to the Company, all shares of the Common Stock represented thereby will be voted by the persons named as proxies as designated or, if no designation is indicated thereon, as described hereinafter. Where applicable, abstentions from voting will be treated as votes cast and will have the effect of votes against in the voting count. Shares of the Common Stock that are represented by a broker and not voted with respect to a particular matter are not treated as being present at the Annual Meeting and will have no effect on the voting count.

     The address of the Company's principal executive offices is 333 Western Avenue, Westfield, MA 01085, U.S.A. This Proxy Statement and the accompanying proxy card are being provided to the holders of record of the Common Stock as of the close of business on March 2, 1998 (the "Record Date").

                                 ANNUAL REPORT

     The Annual Report to Stockholders of the Company for the year ended December 31, 1997, including the Company's financial statements for its 1997 fiscal year, accompanies this Proxy Statement, which is being mailed on or about March 13, 1998.


                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     On the Record Date, there were outstanding 16,417,653 shares of the Common Stock, which is the only class of stock outstanding and entitled to vote at the Annual Meeting and any postponement or adjournment thereof. The holders of such shares will be entitled to cast one vote for each share of the Common Stock held of record as of the Record Date. The only beneficial owners of more than 5% of the Common Stock as of December 31, 1997 were as follows:

             Name and Address of                  Amount and Nature        Percent
              Beneficial Owner                 of Beneficial Ownership    of Class
             -------------------               -----------------------    --------
Royce & Associates, Inc. ("Royce")                1,402,600 shares(1)       8.06%(1)
Royce Management Company ("RMC")
1414 Avenue of the Americas
9th Floor
New York, NY 10019

First Chicago NBD Corporation                       874,865 shares(2)       5.00%(2)
One First National Plaza
Chicago, IL 60670

---------------

(1) Based on a statement on Schedule 13G filed with the Securities and Exchange Commission on February 5, 1998 by Royce, RMC and Charles M. Royce as a group. Royce has sole voting and dispositive power over 1,347,600 shares, RMC has sole voting and dispositive power over 55,000 shares, and Charles M. Royce may be deemed to beneficially own the shares beneficially owned by Royce and RMC. Charles M. Royce disclaims beneficial ownership of the shares beneficially owned by Royce and RMC.

(2) Based on a statement on Schedule 13G filed with the Securities and Exchange Commission on February 4, 1998 by First Chicago NBD
    Corporation. First Chicago NBD Corporation has sole voting power over 858,845 shares, sole dispositive power over 874,340 shares and shared dispositive power over 175 shares.

     Management of the Company beneficially owned, as of January 31, 1998, shares of the Common Stock (whether currently outstanding or issuable upon exercise of stock options) as follows:

                                                                        Shares Underlying
                                              Outstanding Shares       Stock Options-Amount
                                             of the Common Stock-         and Nature of
                Name of                       Amount and Nature             Beneficial          Percent
           Beneficial Owner               of Beneficial Ownership(1)     Ownership(1)(2)      of Class(3)
           ----------------               --------------------------   --------------------   -----------
John F. Cauley                                  1,800  Direct                  7,125               --
Charles W. Elliott                              2,600  Direct                  1,125               --
Eugene Freedman                                31,734  Direct,               196,900             1.62%
                                               40,391  Indirect(4)
Judith R. Haberkorn                               700  Direct                  4,125               --
Thomas R. Horton                                1,600  Direct                  6,325               --
Jeffrey A. Hutsell                              4,000  Direct,                66,500               --
                                               12,146  Indirect
Allan G. Keirstead                             46,676  Direct,               181,000             1.38%
                                                1,575  Indirect
Homer G. Perkins                               18,070  Direct,                 7,125               --
                                               14,000  Indirect(5)
H. L. Tower                                    78,509  Direct                 34,125               --


                                                                        Shares Underlying
                                              Outstanding Shares       Stock Options-Amount
                                             of the Common Stock-         and Nature of
                Name of                       Amount and Nature             Beneficial          Percent
           Beneficial Owner               of Beneficial Ownership(1)     Ownership(1)(2)      of Class(3)
           ----------------               --------------------------   --------------------   -----------
Anne-Lee Verville                               1,700  Direct                  5,625               --
G. William Seawright                                0  Direct,               312,250             1.87%
                                                   38  Indirect
John J. Dur                                       500  Direct,                26,250               --
                                                  196  Indirect
All Directors and Executive Officers          209,291  Direct,               960,350             7.17%
  as a Group (15 persons)                      77,331  Indirect

---------------

(1) Unless otherwise noted, the nature of beneficial ownership is sole voting and/or investment power. Fractional amounts have been rounded to the nearest whole share of the Common Stock.

(2) Reflects the number of shares of the Common Stock which the Directors, the named Executive Officers and All Directors and Executive Officers as a Group are deemed to beneficially own by reason of options granted to them under the Company's 1984, 1991 and 1996 Stock Option Plans and Special Interim Chief Executive Officer Stock Option Plan which are exercisable within 60 days of January 31, 1998.

(3) Unless otherwise noted, Percent of Class of each Director and named Executive Officer is less than 1% of the total number of shares of the Common Stock outstanding as of, and acquirable by such person within 60 days of, January 31, 1998.

(4) Includes 35,000 shares of the Common Stock owned by the Eugene Freedman Family Limited Partnership, of which Mr. Freedman is the General Partner, and 5,000 shares owned by the Eugene Freedman Family Foundation, of which Mr. Freedman is an officer and a director. Mr. Freedman shares voting and investment power over these shares and disclaims any beneficial interest in all such shares, except to the extent of his direct and indirect pecuniary interest in the Limited Partnership and the Foundation.

(5) Includes 14,000 shares of the Common Stock held by the residuary trust established under the Will of Frank Stanley Beveridge. Mr. Perkins shares voting and investment power over these shares and disclaims any beneficial interest in all such shares.

                             ELECTION OF DIRECTORS

     Effective as of the Annual Meeting, the Board of Directors of the Company (the "Board") consists of ten members who are constituted into three separate classes serving three years each with one class being elected each year. The Board has adopted several policies concerning resignation and retirement of Directors from the Board, one providing for review by the Board of the continued membership of a Director following a change in his or her principal employment, and another providing for a Director's retirement at age 72, except for Messrs. Freedman and Perkins, who are not subject to this policy.

     The terms of office of the four incumbent Class III Directors, Messrs. John F. Cauley, Jeffrey A. Hutsell and Homer G. Perkins and Ms. Anne-Lee Verville, expire at the Annual Meeting. The Board proposes their reelection for three-year terms expiring at the annual meeting of stockholders in April 2001. The election of the four nominees named above requires the affirmative vote of the holders of a majority of the shares of the Common Stock voting at the Annual Meeting, whether present in person or represented by proxy; provided, however, that a quorum is present or represented.

     Valid proxies of stockholders containing no designation to the contrary will be voted for the election of the four nominees named above as proposed by the Board.

     If for any reason any nominee is not available to serve when the election occurs, the persons named as proxies in the proxy cards will vote the proxies in accordance with their best judgment. The Board has no reason to believe that any nominee will not be available.


               INFORMATION AS TO BOARD OF DIRECTORS AND NOMINEES

NOMINEES FOR DIRECTORS IN CLASS III
Terms expiring in 2001
------------------------------------------------------------------------------

JOHN F. CAULEY                      [PHOTO]              Retired as President of Friendly Ice Cream
Director since 1987                                      Corporation, a subsidiary of The Restaurant Company
Age 65                                                   (restaurants and food products), Memphis, TN, in
                                                         1990. Member of the Company's Audit, Executive,
                                                         Governance and Compensation and Stock Option
                                                         Committees.
--------------------------------------------------------------------------------------------------------------

JEFFREY A. HUTSELL                  [PHOTO]              Vice President of the Company and President and Chief
Director since 1997                                      Operating Officer of Enesco Corporation, a subsidiary
Age 44                                                   of the Company, since 1997. Formerly Executive Vice
                                                         President-Worldwide Creative of Enesco Corporation
                                                         from 1992 until 1997, having previously served as a
                                                         Vice President of Enesco Corporation from 1985 to
                                                         1992.
--------------------------------------------------------------------------------------------------------------

HOMER G. PERKINS                    [PHOTO]              Retired as Chairman of the Board of the Company in
Director since 1954                                      1982. Member of the Company's Audit and Governance
Age 81                                                   Committees.

--------------------------------------------------------------------------------------------------------------
ANNE-LEE VERVILLE                   [PHOTO]              Retired as General Manager-Worldwide Education
Director since 1991                                      Industry of International Business Machines
Age 52                                                   Corporation ("IBM")(advanced information
                                                         technologies), White Plains, NY, in 1997, a position
                                                         which she had held since 1994. Formerly
                                                         President-General Sector Division of IBM from 1991 to
                                                         1994. Chair of the Company's Compensation and Stock
                                                         Option Committee and member of the Audit, Executive
                                                         and Governance Committees.

------------------------------------------------------------------------------

DIRECTORS CONTINUING IN OFFICE IN CLASS I
Terms expiring in 1999
------------------------------------------------------------------------------

JUDITH R. HABERKORN                 [PHOTO]              President-Public and Operator Services, Bell Atlantic
Director since 1993                                      (telecommunications services), New York, NY, since
                                                         1997. Formerly Vice President, Individual
Age 51                                                   Communication Services, NYNEX Corporation, New York,
                                                         NY ("NYNEX"), from 1995 to 1997, having previously
                                                         served as Vice President-Consumer Markets NYNEX, from
                                                         1994 to 1995 and Vice President-Sales and Marketing,
                                                         New York Telephone Co., New York, NY, from 1992 to
                                                         1994. Chair of the Company's
                                                         Governance Committee and Member of the Audit
                                                         and Compensation and Stock Option Committees.
--------------------------------------------------------------------------------------------------------------

THOMAS R. HORTON                    [PHOTO]              Retired as Chairman and Chief Executive Officer of
Director since 1991                                      American Management Association (management
Age 71                                                   training), New York, NY, in 1992 and 1991,
                                                         respectively, positions which he had held since 1989
                                                         and 1982, respectively. Also, Director of The
                                                         Commercial Bank of Volusia County, Ormond Beach, FL.
                                                         Member of the Company's Audit, Executive and
                                                         Governance Committees.

--------------------------------------------------------------------------------------------------------------

H. L. TOWER                         [PHOTO]              Chairman, President and Chief Executive Officer of
Director since 1978                                      the Company since 1997 and Chairman of the Board
Age 65                                                   since 1982. Formerly Chief Executive Officer from
                                                         1978 to 1990; retired as an associate from the
                                                         Company in 1992; and served briefly in 1993 as
                                                         interim President and Chief Executive Officer. Chair
                                                         of the Company's Executive Committee.

------------------------------------------------------------------------------

DIRECTORS CONTINUING IN OFFICE IN CLASS II
Terms expiring in 2000
------------------------------------------------------------------------------

CHARLES W. ELLIOTT                  [PHOTO]              Retired in 1995 as Executive Vice President-
Director since 1995                                      Administration and Chief Financial Officer, Kellogg
Age 66                                                   Company (food products), Battle Creek, MI, positions
                                                         which he had held since 1987 and 1988, respectively.
                                                         Also, Director of Munder Funds, Detroit, MI. Chair of
                                                         the Company's Audit Committee and member of the
                                                         Compensation and Stock Option, Executive and
                                                         Governance Committees.
--------------------------------------------------------------------------------------------------------------

EUGENE FREEDMAN                     [PHOTO]              Vice Chairman of the Company since 1997 and Executive
Director since 1997                                      Vice President of the Company since 1988. Also serves
Age 73                                                   as Chairman and Chief Executive Officer of Enesco
                                                         Corporation, a subsidiary of the Company, of which he
                                                         was a founder in 1959. Member of the Company's
                                                         Executive Committee.
--------------------------------------------------------------------------------------------------------------

ALLAN G. KEIRSTEAD                  [PHOTO]              Vice Chairman of the Company since 1997 and Executive
Director since 1985                                      Vice President and Chief Administrative and Financial
Age 53                                                   Officer of the Company since 1988. Member of the
                                                         Company's Executive Committee.

------------------------------------------------------------------------------

                     REMUNERATION OF NON-EMPLOYEE DIRECTORS

     The Board establishes the compensation paid to each Director who is not also an employee of the Company for all services in such capacity. The current remuneration amounts are as follows:

          (1) For service as a member of the Board, a retainer of 200 shares of the Common Stock and $15,000 per annum, plus $1,200 for attendance at each meeting of the Board;

          (2) For service as Chairman of the Board, an additional retainer of $50,000 per annum;

          (3) For service as a Board Committee member, an attendance fee of $800 for each Committee meeting and for each other meeting attended by any Director which is held in connection with the selection of potential nominees for positions on the Board; except that for three special meetings of the Organization Committee (now known as the Governance Committee) during 1997, the attendance fee was increased to $1,000 for each such meeting; and

          (4) For service as Chairman of a Committee of the Board, an additional attendance fee of $200 per Committee meeting or other meeting referred to above.

     Payment of these cash amounts may be partially or fully deferred by the Director (with interest payable to the Director at the Company's cost of borrowing) until a later year, retirement from the Board or a change in control of the Company (in which case the Director will also be reimbursed for any excise or other taxes incurred as a result of such payment).

     In addition, during the three-year period ending in 1998, as of the day following the annual meeting, each then serving non-employee Director receives a grant of 1,500 non-qualified options to purchase shares of the Common Stock at an exercise price per share equal to the fair market value per share of the Common Stock on the grant date. The options become exercisable on the eighth anniversary of the grant, unless they have already become exercisable under other provisions of the Company's 1996 Stock Option Plan (which are more fully described elsewhere in this Proxy Statement) and expire on the tenth anniversary of the grant.

     Upon retirement of a non-employee Director at any time after age 60 with 5 years of service on the Board, he or she will become an "Advisory Director" who may be called upon for advice by the Chief Executive Officer of the Company as the occasion arises. For such services, an Advisory Director shall receive, in addition to current attendance fees for his or her requested participation at meetings, the annual retainer at the rate in effect at the time of his or her retirement for a period of years equal to the Director's years of service (but not in excess of 10 years) or until his or her earlier death. In the event of a change in control of the Company, each Advisory Director and each Director then eligible to retire and become an Advisory Director will receive the balance of the retainer payments due for his or her term, or remainder thereof, as an Advisory Director, plus reimbursement for any excise or other taxes incurred as a result of such payment.

     Directors receive reimbursement from the Company for expenses incurred in connection with service in that capacity. Directors who are also employees of the Company receive no additional compensation for their services as Directors.

            ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Committees

     The Audit Committee, comprised of six Board members, held three meetings during 1997. This Committee, which consists entirely of non-employee Directors, provides oversight of the Company's audit, accounting, reporting and control practices and provides a non-management link between the Board and the Company's internal auditing department. This Committee reviews the activities of the internal auditing department and the Company's independent accountants. It also reviews the adequacy of the Company's accounting, financial and operating controls and reports to the full Board as necessary.

     The Compensation and Stock Option Committee, comprised of four Board members, held eight meetings during 1997. This Committee, which also consists entirely of non-employee Directors, determines compensation policy for the Company, approves or recommends to the Board compensation of the Directors and officers of the Company and reviews and acts on recommendations from the Chief Executive Officer regarding the award of stock options and administration of the stock option plans of the Company and the Non-employee Director Stock Plan.

     The Executive Committee, comprised of seven Board members, held two meetings during 1997. This Committee, which consists of four non-employee and three employee Directors, acts on behalf of the Board on important matters that arise between meetings of the Board and performs other tasks as delegated by the Board.

     The Governance Committee, formerly known as the Organization Committee, comprised of six Board members, held four meetings during 1997. This Committee, which consists entirely of non-employee Directors, provides the Board with Director and corporate officer recommendations, including with respect to the Chief Executive Officer of the Company, proposes to the Board each year a slate of Directors for recommendation and submission to the stockholders at the Company's next annual meeting of stockholders and deals with all aspects of the Director selection process, reviewing prospective Director candidates in the light of anticipated resignations and retirements and Board composition.

     In accordance with the Company's Restated Articles of Organization, as amended, nominations for the election of Directors at an annual meeting of stockholders may be made by the Board, the Governance Committee or by any stockholder entitled to vote generally in the election of Directors. However, any stockholder may nominate one or more persons for election as Directors at an annual meeting of stockholders only if the stockholder gives notice in writing to the Secretary of the Company at least 45 days in advance of the anniversary of the date of the previous annual meeting of stockholders, which notice includes:

          (a) The name and address of the stockholder who intends to make the nomination and the name and address of each person to be nominated;

          (b) A representation that the stockholder is a holder of record of the Common Stock and intends to appear in person or by proxy at the Company's next annual meeting of stockholders to nominate the person or persons specified in the notice;

          (c) A description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

          (d) Such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

          (e) The consent of each nominee to serve as a Director if so elected.

     In addition to the Committee meetings referred to above, the full Board held eight regular meetings and three special meetings during 1997.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years ended December 31, 1997, 1996 and 1995, the cash compensation paid by the Company and its subsidiaries, as well as all other plan and non-plan compensation awarded to, earned by or paid to the present Chief Executive Officer, the former Chief Executive Officer and the four most highly compensated Executive Officers of the Company in office at the end of 1997, other than the Chief Executive Officer (all six persons being collectively referred to herein as the "Named Executive Officers"), for all services rendered in all capacities to the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                                Long Term
                                                    Annual                     Compensation
                                                Compensation(1)                 Awards(2)
                                    ---------------------------------------    ------------
                                                               Other Annual     Securities     All Other
                                                               Compensation     Underlying    Compensation
Name and Principal Position  Year   Salary($)     Bonus($)         ($)         Options (#)       ($)(3)
---------------------------  ----   ---------     --------     ------------    -----------    ------------
H. L. Tower,..............   1997   $180,000     $   --         $  --            101,500        $ 8,967
Chairman, President          1996      --            --            --              1,500         --
and Chief Executive Officer  1995      --            --            --              1,500         --
G. W. Seawright,..........   1997    429,750         --            --             --            179,856
former President             1996    566,000        257,530        --             70,500         37,571
and Chief Executive Officer  1995    533,750        230,713       58,865(4)      125,000         41,295
J. J. Dur,................   1997    283,333        282,772      471,564(5)       --             22,660
Vice President               1996    271,000         --          371,345(6)       15,000         13,792
(Chief Executive             1995    249,167         38,621      348,852(7)       35,000          3,866
Officer of Stanhome
Direct Selling Group)
E. Freedman,..............   1997    475,000      2,761,100        --             70,000         14,584
Vice Chairman and            1996    475,000      4,030,500        --             24,000         30,590
Executive Vice President     1995    475,000      4,078,950        --             40,000         30,608
(Chief Executive Officer
of Enesco Giftware Group)
J. A. Hutsell,............   1997    450,000         --            --             56,000         14,584
Vice President               1996      --            --            --             --             --
(President and Chief         1995      --            --            --             --             --
Operating Officer
of Enesco Corporation)
A. G. Keirstead,..........   1997    381,000        190,500       38,696(8)       50,000         22,725
Vice Chairman,               1996    363,000        127,050        --             21,000         21,642
Executive Vice President     1995    348,250        121,888        --             40,000         21,511
and Chief Administrative
and Financial Officer

---------------

(1) Annual compensation includes bonus compensation for the year, whether paid in the year indicated or in the succeeding year, under agreements with Messrs. Seawright and Freedman and pursuant to the Company's Management Incentive Plan (the "MIP") with respect to Messrs. Tower, Seawright, Dur, Hutsell and Keirstead and, except for Messrs. Tower, Freedman and Hutsell, also includes salary compensation deferred through the Company's Investment Savings Plan for 1995 and 1996 only and through the Supplemental Investment Savings Plan for the entire three-year period. For Mr. Tower, salary compensation includes amounts deferred through the Company's Supplemental Investment Savings Plan, but excludes amounts paid to him under the Company's Pension Plan and his supplemental retirement agreement or in his capacity as the non-employee Chairman of the Board until September 4, 1997 (other than the option grants), all of which is more fully described elsewhere in this Proxy Statement. Compensation information regarding 1995 and 1996 for Mr. Hutsell is not provided because he was not an Executive Officer of the Company during those years.

(2) All Long-term Compensation Awards to the Named Executive Officers during the three-year period were made in the form of non-qualified stock options granted under the Company's 1991 and 1996 Stock Option Plans and, with respect to Mr. Tower, the Company's 1997 President and Chief Executive Officer Stock Option Plan. No stock appreciation rights ("SARs") were awarded either singly or in tandem with the granted options.

(3) All Other Compensation in 1997 consisted of the following items for each of the Named Executive Officers: H. L. Tower, $5,700 matching contribution under the Company's Supplemental Investment Savings Plan, $500 contribution under the Company's Payroll-Based Stock Ownership Plan ("PAYSOP Contribution") and $2,767 insurance premiums paid by the Company with respect to term life insurance for his benefit ("Insurance Premiums"); G. W. Seawright, $150,750 severance payments pursuant to his employment agreement, $21,700 matching contribution under the Company's Supplemental Investment Savings Plan, $500 PAYSOP Contribution and $6,906 Insurance Premiums; J. J. Dur, $17,937 matching contribution under the Company's Supplemental Investment Savings Plan, $500 PAYSOP Contribution and $4,223 Insurance Premiums; E. Freedman, $11,200 contribution under the Enesco Profit Sharing Plan, $2,800 contribution under the Enesco Supplemental Profit Sharing Plan, $500 PAYSOP Contribution and $84 Insurance Premiums; J. A. Hutsell, $11,200 contribution under the Enesco Profit Sharing Plan, $2,800 contribution under the Enesco Supplemental Profit Sharing Plan, $500 PAYSOP Contribution and $84 Insurance Premiums; and A. G. Keirstead, $16,442 matching contribution under the Company's Supplemental Investment Savings Plan, $500 PAYSOP Contribution and $5,783 Insurance Premiums.

(4) Includes $28,894 in automobile allowance and $24,521 in reimbursed tax payments relating to relocation expenses for G. W. Seawright.

(5) Includes $444,765 in total costs, including taxes, incurred by the Company for J. J. Dur under the Company's Expatriate Policy.

(6) Includes $344,543 in total costs, including taxes, incurred by the Company for J. J. Dur under the Company's Expatriate Policy.

(7) Includes $322,752 in total costs, including taxes, incurred by the Company for J. J. Dur under the Company's Expatriate Policy.

(8) Includes $28,696 in automobile allowance for A. G. Keirstead.


     The following table contains information concerning individual grants of stock options made by the Company to each of the Named Executive Officers during the last fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               Grant
                                                                                                Date
                                                   Individual Grants(1)                        Value
                                ----------------------------------------------------------   ----------
                                Number of    % of Total
                                Securities     Options                                         Grant
                                Underlying   Granted to     Exercise                            Date
                                 Options      Employees      or Base                          Present
                                 Granted      in Fiscal       Price         Expiration         Value
             Name                 (#)(2)        Year         ($/Sh)            Date             $(3)
             ----               ----------   ----------     --------        ----------        -------
H. L. Tower...................     1,500          .3%       $ 29.375     April 24, 2007       $  12,338
                                 100,000        18.0%         27.3125    November 13, 2007      819,375
G. W. Seawright...............         0           0%             --     --                          --
J. J. Dur.....................         0           0%             --     --                          --
E. Freedman...................    70,000        12.6%         28.875     October 27, 2007       606,375
J. A. Hutsell.................    20,000         3.6%         31.9375    July 31, 2007          178,850
                                  36,000         6.5%         28.875     October 27, 2007       311,850
A. G. Keirstead...............    50,000         9.0%         28.875     October 27, 2007       433,125

---------------

(1) The individual grants described herein were all made in the form of non-qualified stock options under the Company's 1996 Stock Option Plan, except for the grant of 100,000 non-qualified stock options to Mr. Tower (which was made under the Company's 1997 President and Chief Executive Officer Stock Option Plan). No SARs were granted by the Company during 1997.

(2) All options granted have a ten-year term and become exercisable only
    (a) after six months from date of grant and upon the Company's achievement of certain stock value performance criteria or (b) upon the eighth anniversary of the date of grant, regardless of whether the stock value performance criteria have been achieved, except for the grant of 100,000 non-qualified stock options to Mr. Tower, of which increments of 12,500 options vest monthly during his tenure as President and Chief Executive Officer, that become exercisable after May 14, 1998 and, to the extent not vested, will be forfeited following his termination of employment at the Company.

(3) The Company used the Black-Scholes option pricing model to determine the present value of each option granted as of its respective date of grant. The assumptions used relating to the expected volatility, risk-free rate of return, dividend yield and time of exercise were as follows: (i) volatility was calculated based on the daily change in the Common Stock price during the 250 trading days preceding the option grant date; (ii) risk-free rate of return was the yield as of the option grant date on U.S. Treasury bonds maturing in ten years; (iii) dividend yield was computed based on the then most recent four quarterly dividends paid on the Common Stock divided by the average of the highest and lowest closing prices for the Common Stock during the twelve-month period ending on the grant date; and (iv) time of exercise was the full term of the option granted. There were no adjustments made in the option pricing model for non-transferability or risk of forfeiture of the options granted.


     No stock options were exercised by each of the Named Executive Officers during the last fiscal year. The following table sets forth information concerning the value of unexercised stock options held by each of them as of the end of the fiscal year:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                    Number of Securities          Value of Unexercised
                                                   Underlying Unexercised         In-the-Money Options
                                                    Options at FY-End(#)              at FY-End($)
                                                 --------------------------    --------------------------
                    Name                         Exercisable/Unexercisable     Exercisable/Unexercisable
                    ----                         -------------------------     -------------------------
H. L. Tower..................................          33,375/ 29,125                $      0/$0
G. W. Seawright..............................         252,500/161,500                       0/ 0
J. J. Dur....................................          17,500/ 32,500                       0/ 0
E. Freedman..................................         176,150/124,750                 122,375/ 0
J. A. Hutsell................................          56,500/ 83,000                  33,375/ 0
A. G. Keirstead..............................         160,500/101,500                       0/ 0

Pension Plan

     The Company maintains a qualified pension plan (the "Pension Plan"), supplemental pension plans and certain supplemental retirement agreements requiring contributions in amounts determined annually by independent actuaries. In the case of the supplemental pension plans and, if applicable, supplemental retirement agreements of Messrs. Tower, Seawright, Dur and Keirstead, annual benefits generally will be paid on a monthly basis commencing upon eligibility therefor; however, upon the occurrence of a change in control of the Company (within the meaning of these plans and agreements), the present value of the aggregate expected remaining annual benefits will be paid to the executive in one lump sum. Of the Named Executive Officers, only Messrs. Tower, Seawright and Keirstead have supplemental retirement agreements. Mr. Tower is currently receiving annual benefits pursuant to his agreement and in accordance with the Pension Plan. Mr. Seawright will be receiving reduced annual benefits pursuant to his agreement due to his involuntary termination without cause on September 30, 1997 and is currently receiving annual benefits in accordance with the Pension Plan. Mr. Keirstead is eligible upon his reaching age 55 to receive reduced annual benefits pursuant to his agreement in the event of an involuntary termination without cause. Messrs. Tower, Seawright and Keirstead did not accrue any benefits under the Pension Plan in 1997. The following table has been prepared without regard to the Pension Plan limitations described below and represents amounts attributable to the supplemental retirement agreements of Messrs. Tower, Seawright and Keirstead, all of whom have been Executive Officers who are or were also
Directors:

                             PENSION PLAN TABLE (1)

Remuneration                                      Years of Service
-------------   -------------------------------------------------------------------------------------
Final Average
Compensation       5          10         15         20         25         30         35         40
-------------      -          --         --         --         --         --         --         --
 $  300,000     $150,000   $150,000   $150,000   $150,000   $150,000   $150,000   $150,000   $150,000
    400,000      200,000    200,000    200,000    200,000    200,000    200,000    200,000    200,000
    500,000      250,000    250,000    250,000    250,000    250,000    250,000    250,000    250,000
    600,000      300,000    300,000    300,000    300,000    300,000    300,000    300,000    300,000
    700,000      350,000    350,000    350,000    350,000    350,000    350,000    350,000    350,000
    800,000      400,000    400,000    400,000    400,000    400,000    400,000    400,000    400,000
    900,000      450,000    450,000    450,000    450,000    450,000    450,000    450,000    450,000
  1,000,000      500,000    500,000    500,000    500,000    500,000    500,000    500,000    500,000
  1,100,000      550,000    550,000    550,000    550,000    550,000    550,000    550,000    550,000
  1,200,000      600,000    600,000    600,000    600,000    600,000    600,000    600,000    600,000


---------------

(1) The information contained herein represents the aggregate estimated annual benefits payable to eligible employee Director participants under the Pension Plan and the supplemental retirement agreements.

     The pension plans of the Company in which Mr. Dur is a participant have a Pension Plan portion, as described below, and a supplemental pension plan portion. Mr. Dur did not accrue any benefits under the Pension Plan in 1997. If Mr. Dur's employment with the Company is involuntarily terminated without cause, Mr. Dur will become eligible upon his reaching age 55 to receive reduced annual benefits under the Pension Plan and his supplemental pension plan. The supplemental pension plan portion represents his benefit with no limits on compensation or benefit amounts less his Pension Plan benefit which limits compensation to $160,000 per year pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code") and a maximum benefit pursuant to Code Section 415 of $130,000 in 1998. The following table has been prepared without regard to these limitations or certain social security benefit offsets, however, and it includes amounts attributable to the supplemental pension plan in which Mr. Dur participates:

                             PENSION PLAN TABLE (1)

Remuneration                                      Years of Service
-------------   -------------------------------------------------------------------------------------
Final Average
Compensation       5          10         15         20         25         30         35         40
-------------      -          --         --         --         --         --         --         --
  $100,000      $  7,500   $ 15,000   $ 22,500   $ 30,000   $ 37,500   $ 45,000   $ 50,830   $ 53,333
   200,000        15,000     30,000     45,000     60,000     75,000     90,000    101,660    106,667
   300,000        22,500     45,000     57,500     90,000    112,500    135,000    152,490    160,000
   400,000        30,000     60,000     90,000    120,000    150,000    180,000    203,320    213,333
   500,000        37,500     75,000    112,500    150,000    187,500    225,000    254,150    266,667
   600,000        45,000     90,000    135,000    180,000    225,000    270,000    304,980    320,000

---------------

(1) The information contained herein represents the aggregate estimated annual benefits payable to eligible employee non-Director participants under the Pension Plan and the supplemental pension plan in which Mr. Dur participates.

     For purposes of the Pension Plan, supplemental retirement agreements and supplemental pension plan referred to above, "compensation" includes total wage, salary, bonus, Company automobile benefit and any amount which is contributed by the employer pursuant to a salary reduction agreement and which is not includible in gross income under the Code, but it does not include other payments to benefit plans, other perquisite compensation or reimbursement for business expenses. Except for Messrs. Freedman and Hutsell, each of whose current covered compensation under the Enesco Profit Sharing and Supplemental Profit Sharing Plans is $200,000, and Mr. Tower, who is no longer accruing any additional benefits under said agreements and plans, substantially all of the items of current compensation covered by the Pension Plan, supplemental retirement agreements and supplemental pension plan for each of the other participating Named Executive Officers are included in the Summary Compensation Table columns entitled "Salary ($)" and "Bonus ($)". The Pension Plan benefit is based on the employee's "Final Average Compensation" which means the highest average of annual compensation paid during any five consecutive calendar years during the employee's last ten years of employment through December 31, 1996. For purposes of the Pension Plan, and of the supplemental retirement agreements and supplemental pension plan in the event of an involuntary termination, the number of credited years of service is currently as follows for each of the Named Executive Officers (except for Messrs. Freedman and Hutsell who instead are fully vested participants in the Enesco Profit Sharing and Supplemental Profit Sharing Plans): Mr. Tower, 15; Mr. Seawright, 9; Mr. Dur, 8; and Mr. Keirstead, 33. Each of Messrs. Tower, Seawright, Dur and Keirstead is fully vested in the Pension Plan and became or will become (unless terminated for cause) fully vested in his supplemental retirement agreement/plan upon the following respective dates: July 16, 1987; September 30, 1997; January 16, 2000 or, if applicable, the date of his earlier involuntary termination; and November 17, 1999 or, if applicable, the date of his earlier involuntary termination.

     The Pension Plan's annual benefit is based upon an assumed normal retirement in 1998 at age 65, is payable on a straight-life annuity basis to participants under the Pension Plan in specified compensation and years of service classifications and is equal to 1 1/2% of the participant's Final Average Compensation multiplied by his years of service up to 33 1/3 years, plus 1/2% for each Year of Service beyond that. These benefits are reduced by a percentage of the participant's primary Social Security benefit (not to exceed 50% of that benefit) and also are offset by any benefits from Company contributions under the Company's Profit Sharing Plan, to which Company contributions were discontinued when the Pension Plan came into existence on January 1, 1980. The Pension Plan benefit is reduced in the event of termination of employment prior to age 62. The Pension Plan and supplemental pension plan also provide for a surviving spouse benefit in the event of the death of a vested participant. None of the Named Executive Officers was eligible to accrue any benefits under the Pension Plan after December 31, 1996. Upon his retirement on December 31, 1992, Mr. Tower elected to receive annual benefits under the Pension Plan's 50% joint and survivor annuity option in the amount of $71,454. Upon his termination of employment on September 30, 1997, Mr. Seawright elected to receive annual benefits under the Pension Plan's 100% joint and survivor annuity option in the amount of $12,384.

     The supplemental retirement agreements' portion of the estimated annual benefits set forth in the first Pension Plan Table above is computed based upon an assumed normal retirement in 1998 at age 65 and is equal to 50% of the participant's average of annual compensation during the five highest compensated years out of the last ten years of his employment prior to retirement, or, in the case of Mr. Seawright, during the period of his employment with the Company, less the following: (i) benefits from Company contributions under the Pension Plan; (ii) benefits from Company contributions under the Company's Profit Sharing Plan, to which Company contributions were discontinued when the Pension Plan came into existence on January 1, 1980; and (iii) 50% of the retired employee's Social Security benefits. The retirement benefit is reduced in the event of early retirement, as specified under the supplemental retirement agreements, prior to age 62. The supplemental retirement agreements of Messrs. Seawright and Keirstead also include disability and surviving spouse benefits. These agreements provide for a monthly retirement benefit in an amount based upon the individual taking a normal or early retirement from the Company. An early retirement prior to age 62 for any reason other than a termination without cause at age 57 or later shall subject the monthly retirement benefit to a stipulated percentage reduction. Upon his retirement on December 31, 1992, Mr. Tower began to receive annual benefits under his supplemental retirement agreement in the amount of $284,813 plus an additional annual social security supplement until he reached age 65 in the amount of $12,792, each of which was or is payable as 50% joint and survivor annuities. Upon his termination of employment on September 30, 1997, Mr. Seawright became eligible to receive annual benefits under his supplemental retirement agreement beginning on September 1, 1998 in the amount of $379,983 plus an additional annual social security supplement until he reaches age 66 in the amount of $15,840, both of which are payable as 50% joint and survivor annuities.

Employment Contracts and Termination of Employment and Change in Control Arrangements

     Mr. Seawright, former President and Chief Executive Officer of the Company, received an annual base salary of $573,000 in 1997 and was eligible for a bonus of up to 65% of his annual base salary under the MIP program pursuant to his employment agreement, under which certain post-termination benefits continue to be paid for a three-year period following his termination of employment on September 30, 1997. Mr. Seawright has a supplemental retirement agreement with the Company which is more fully described elsewhere in this Proxy Statement.

     Mr. Freedman, Vice Chairman and Executive Vice President of the Company and Chairman and Chief Executive Officer of Enesco Corporation, received an annual base salary of $475,000 in 1997 and was entitled to a bonus in an amount equal to the excess of five percent of Enesco's pre-tax net income over the paid annual base salary pursuant to his employment agreement which expired on December 31, 1997. His agreement had also included a severance benefit, payable in a lump-sum cash payment within five business days of termination, equal to approximately three times his annual base amount as defined in Section 280G of the Code if his employment had terminated within two years following a change in control of the Company for any reason other than death, disability, retirement, cause or his voluntary termination without good reason.

     The Company has entered into both a supplemental retirement agreement and a severance agreement with Mr. Keirstead, Vice Chairman and Executive Vice President of the Company. In addition, the Company has entered into a severance agreement with Mr. Dur, a Vice President of the Company. Mr. Dur also participates in a supplemental pension plan. Each of the aforementioned agreements and plans is more fully described elsewhere in this Proxy Statement.

     The Company also has entered into a relocation letter agreement with Mr. Keirstead providing for Mr. Keirstead's continuation as Stanhome's Vice Chairman, Executive Vice President and Chief Administrative and Financial Officer. In addition to summarizing his base salary, bonus opportunity and other employee benefits, the letter agreement provides for the receipt by Mr. Keirstead (subject to certain conditions) of the severance payments, retention benefits and other related termination benefits (including without limitation the post-termination insurance benefits) described in this section and elsewhere in this Proxy Statement in connection with a termination of his employment with the Company, whether voluntary or involuntary, during a period of two years following any relocation of his place of business to Illinois. The letter agreement also clarifies Mr. Keirstead's eligibility for relocation and related reimbursements.

     The Company has separate change in control agreements or commitments with Messrs. Dur, Freedman, Hutsell and Keirstead under which each of these individuals is entitled to both (i) a severance benefit, payable upon or before termination for any reason (other than death, disability, retirement, termination for substantial cause or voluntary termination without good reason) occurring within two years following a change in control of the Company, equal to three (two in the case of Mr. Hutsell) times the annual base salary rate plus bonus under the MIP program and (ii) certain fringe benefits for up to a three-year term. In accordance with their change in control agreements, Messrs. Dur and Keirstead also will be reimbursed for any excise tax and other taxes incurred as a result of such reimbursement. The types of events constituting a change in control under these agreements include those that require reporting under Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and certain other events specified in the change in control agreements.

     The terminations of Messrs. Dur and Keirstead absent a change in control will be governed by the Company's employee severance policy as confirmed by severance agreements with each of them, under which each of them may be entitled to a severance benefit, payable in lump sum or over a period of time, following termination for any reason (other than death, disability, retirement or termination for substantial cause), equal to his annual base salary for a period of between two and three years depending on designated criteria, specified relocation reimbursements and certain fringe benefits for up to a 36-month term. The termination of Mr. Tower will be governed by the Company's employee severance policy under which he may (subject to certain conditions) be entitled to a severance benefit of at least one year, but no more than two years, of annual base salary depending on designated criteria and to certain other continuing group medical, life and accidental death and dismemberment insurance coverage. The terminations of Messrs. Freedman and Hutsell absent a change in control of the Company will be governed by the employee severance policy of Enesco Corporation under which each of them may (subject to certain conditions) be entitled to a severance benefit of at least one year, but no more than two years, of annual base salary depending on designated criteria and to certain other continuing group medical, life and accidental death and dismemberment insurance coverage.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, the following Directors, none of whom were then officers or employees of the Company or any of its subsidiaries, served on the Board's Compensation and Stock Option Committee: Ms. Verville, Messrs. Cauley and Elliott and Ms. Haberkorn. No current member of the Committee is a former officer of the Company or any of its subsidiaries, and none had any other relationship requiring disclosure.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on Company records and other information, the Company believes that all Securities and Exchange Commission filing requirements under Section 16(a) of the Exchange Act applicable to its Directors and Executive Officers with respect to the Company's fiscal year ending December 31, 1997 were complied with.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation and Stock Option Committee of the Board. The Committee is comprised of non-employee Directors who approve or recommend to the Board salary and bonus amounts and other annual compensation and long-term compensation awards for the Executive Officers of the Company.

     The Company's executive compensation program during 1997 had three components: base salary and fringe benefits; incentive bonus opportunity; and option awards to purchase shares of the Common Stock. The Committee's compensation policies regarding these components are designed to provide a compensation package which is targeted between the median and third quartile level of total compensation for similarly situated executive officers in a comparator group of other U.S. companies of comparable size and geographic diversity. The comparator group used in establishing the Company's compensation levels is composed of companies that participate in the "Towers Perrin Executive Compensation Survey," a well established and nationally recognized annual executive compensation survey. This survey includes some of the companies included in the indices shown in the Performance Graph set forth below. The Committee believes that evaluating data from the broad group of industries and companies represented in this survey is important in establishing the true market for executive talent. To compete effectively in this market, the Company believes that it must be aware of compensation levels in various industries and companies of all sizes and, accordingly, does not limit its compensation analyses to those constituting the indices shown in the Performance Graph.

     Base salaries and fringe benefits are set at the annual base salary and fringe benefit amounts of comparable executive officers. Pay for performance bonuses are determined under the Company's MIP program, which provides for annual incentive opportunities amounting to pre-determined percentages of the respective Executive Officers' annual base salaries with the amount of the actual bonus payment being based on the achievement of pre-selected personal performance criteria and certain specified Company profitability and performance goals. Options to purchase shares of the Common Stock are granted in amounts that are competitive with long-term incentive award practices of comparable U.S. companies, considering the number of options that have been previously granted to each of the Executive Officers. With the exception of the special grant noted below, the options, which correlate in number to executive grade levels, are granted generally on an annual basis at the then market value of the Common Stock and are exercisable at any time after six months from the date of grant, subject to the Company's achievement of certain stock value performance criteria, or upon the eighth anniversary of the date of grant under the provisions of the Company's 1996 Stock Option Plan, for a ten-year term, thus providing a direct relationship between the Executive Officers' potentially realizable long-term compensation amounts and actually recognizable increases in stockholder value. Executive Officer and Director stock ownership guidelines have been adopted with the objective of further aligning the Executive Officers' and Directors' interests with those of the Company's stockholders. The Committee's compensation policies are intended to reinforce the Company's performance-oriented compensation practices and are not impacted by potential non-deductibility of certain compensation amounts for federal tax purposes under the provisions of
Section 162(m) of the Code and the regulations promulgated thereunder.

     Compensation for each of the Company's Executive Officers in 1997 was determined by the foregoing program, except for Mr. Tower, whose special grant noted below vests monthly in increments of 12,500 options and becomes exercisable after six months from the date of grant, and Mr. Freedman, who did not participate in the Company's MIP program but received bonus compensation determined under a negotiated employment agreement that was originally entered into during the acquisition of Enesco Corporation, the terms and expiration of which are more fully described elsewhere in this Proxy Statement.

     Compensation paid to Mr. Seawright, former President and Chief Executive Officer of the Company, from January 1, 1997 until September 30, 1997 included his base salary at the annual rate of $573,000 and an annualized MIP target opportunity of $372,450. Mr. Seawright did not receive any MIP bonus for 1997.

     Compensation for Mr. Tower, President and Chief Executive Officer of the Company since September 4, 1997 included his base salary at the annual rate of $540,000 and an annualized MIP target opportunity of $351,000. Mr. Tower did not receive any MIP bonus for 1997. Following his return to the Company as President and Chief Executive Officer, the Committee awarded Mr. Tower a special grant of 100,000 non-qualified options to purchase shares of the Common Stock under the 1997 President and Chief Executive Officer Stock Option Plan. The size of the grant relative to all other 1997 option grants made by the Committee and based upon its projected value as of the grant date was determined to be within the guidelines which were developed by the Committee's executive compensation consulting firm, William M. Mercer, Incorporated. Apart from normal employment benefits provided to the other Executive Officers, Mr. Tower received no other remuneration from the Company, except for amounts paid to him under the Company's Pension Plan and his supplemental retirement agreement and his remuneration as the non-employee Chairman of the Board from January 1, 1997 until September 4, 1997, all of which is more fully described elsewhere in this Proxy Statement.

     The Compensation and Stock Option Committee:
     A. L. Verville (Chair)    J. F. Cauley   C. W. Elliott   J. R. Haberkorn


                               PERFORMANCE GRAPH

       COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY, THE STANDARD & POOR'S ("S&P") MIDCAP 400 INDEX AND THE COMPANY'S PEER
                                GROUP INDEX (1)

               Measurement Period                         Stanhome          S&P Midcap        Company's
             (Fiscal Year Covered)                          Inc.               400            Peer Group
12/31/92                                                  $ 100.00          $ 100.00          $ 100.00
12/31/93                                                    100.71            113.95             98.75
12/31/94                                                     96.94            109.87             70.34
12/31/95                                                     92.42            143.86             80.00
12/31/96                                                     87.38            171.49             84.16
12/31/97                                                     88.15            226.80             96.83

---------------

(1) This graphic presentation assumes (a) one-time $100 investments in the Common Stock and in market capital base-weighted amounts apportioned among all the companies whose equity securities constitute the above named board equity market index and the Company's selected peer group index, in each case made as of the market close on the last trading day in 1992 and (b) the automatic reinvestment of dividends, if any, in additional shares of the same class of equity securities constituting such investments at the frequency with which dividends were paid on such securities during the applicable fiscal years. The Company has chosen to present a peer group index composed of the companies that formerly constituted the former S&P Midcap 400 Consumer Products Index in order to maintain continuity with comparisons provided in prior years' proxy statement Performance Graph presentations. Tambrands Inc., however, is unable to be used for such an index after 1996 because it is no longer publicly traded. Therefore, for years commencing after December 31, 1996, the Company's peer group is made up of the following nine companies: Carter-Wallace, Inc.; Church & Dwight Co., Inc.; A.T. Cross Company; First Brands Corporation; Gibson Greetings, Inc.; Lancaster Colony Corp.; National Presto Industries, Inc.; Perrigo Company; and Stanhome Inc. (Source: Standard & Poor's Compustat Custom Products Division, a Division of The McGraw-Hill Companies.)


            PROPOSAL TO APPROVE AMENDMENTS TO THE COMPANY'S RESTATED
                      ARTICLES OF ORGANIZATION, AS AMENDED

     In connection with the Company's previously announced corporate restructuring, at a meeting held on January 21, 1998, the Board voted to approve amendments to the Company's Restated Articles of Organization, as amended, to:

     - change Article 1 to provide that the name by which the Company shall be known is "Enesco Group, Inc."

     - change Article 2 to provide that the purpose of the Company shall read as follows:

           "To manufacture, process, assemble, warehouse, buy, sell, distribute and otherwise engage in and carry on the business of marketing giftware and collectible products and other items, materials, articles, goods and merchandise and otherwise dealing in real, personal and intellectual or industrial property of all kinds and descriptions; to exercise all of the powers conferred upon business corporations by, and from time to time permitted to be exercised by business corporations under, the laws of the Commonwealth of Massachusetts; and to engage in and carry on any other lawful business or transaction which may now or hereafter be permitted under the laws of the Commonwealth of Massachusetts to be conducted, whether in that Commonwealth or elsewhere, by a business corporation organized under Chapter 156B of the Massachusetts General Laws."

     - change Article 6 to provide that meetings of stockholders of the Company shall be held anywhere within the United States, as determined by the Board, as permitted by the provisions of the Massachusetts Business Corporation Law.

     The Board also voted to authorize the officers of the Company to make, execute and file with the Massachusetts Secretary of State Articles of Amendment embodying these changes, to make, execute, file or deliver other appropriate documents relating thereto and to take such other necessary or desirable actions to effectuate the resulting change in the Company's corporate name, the corporate purpose of the Company and the allowable places for meetings of stockholders of the Company at or as soon as practicable following the close of business on the second Friday after the Annual Meeting, subject to the approval of the stockholders. The Board believes that the foregoing changes will be beneficial to the Company at this time in that they will better reflect the true image and nature of the Company as it continues its ongoing corporate restructuring, announced in the Spring of 1997. In that restructuring, the Company (a) sold substantially all of the business and operations of its Hamilton Direct Response Group and Stanhome Direct Selling Group; (b) refocused its business and operations around the Enesco Giftware Group; and (c) announced the closure of its corporate headquarters in Westfield, Massachusetts and the relocation of those headquarters to Itasca, Illinois, the current location of the headquarters of the Enesco Giftware Group.

     In the restructuring, the Company agreed to transfer all rights to the "Stanhome" name to the buyer of substantially all the business and operations of the Stanhome Direct Selling Group. In that connection, and in light of the refocusing of its operations away from business and operations conducted under the Stanhome name and toward business and operations conducted under the Enesco name, the Company has determined it now is appropriate to change its corporate name. The Company believes that the proposed change in its name to "Enesco Group, Inc." fully aligns its corporate name with the name of the sole business in which it will now operate.

     Similarly, the Company's newly refocused operations made inaccurate the existing corporate purpose clause in its Restated Articles of Organization, as amended, which includes references to the Company's former direct response and direct selling businesses. Moreover, the form of the existing corporate purpose clause is cumbersome and outdated. The proposed change in the Company's corporate purpose corrects the inaccuracies resulting from the restructuring and updates the form of that clause to conform more closely to forms currently utilized by most public companies.

     Finally, the relocation of the Company's headquarters from Massachusetts to Illinois may make it most efficient to hold future meetings of the Company's stockholders in Illinois or elsewhere in the United States. Currently, the Company's Restated Articles of Organization, as amended, do not permit the Company to hold meetings of its stockholders outside the Commonwealth of Massachusetts. Accordingly, the Company is recommending that the Restated Articles of Organization, as amended, be modified to permit meetings of stockholders to be held anywhere in the United States, as determined by the Board.

     The Articles of Amendment reflecting the foregoing amendments, if approved by the stockholders, are planned to have an effective date on or about May 1, 1998.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
           THAT YOU VOTE FOR THE PROPOSED AMENDMENTS TO THE COMPANY'S
                 RESTATED ARTICLES OF ORGANIZATION, AS AMENDED.

     Approval of the foregoing amendments requires the affirmative vote of the holders of a majority of all of the shares of the Common Stock outstanding and entitled to vote thereon at the Annual Meeting; provided, however, that a quorum is present or represented. The Board believes that the proposed changes to the Company's Restated Articles of Organization, as amended, are in the best interests of the Company and the stockholders and recommends a vote FOR the approval of the foregoing amendments.

     Valid proxies of stockholders containing no designation to the contrary will be voted for the approval of the foregoing amendments as recommended by the Board.

                              STOCKHOLDER PROPOSAL

     The following proposal was submitted by Ralph F. Kanders, 330 Madison Avenue, Convent, NJ 07961. Based upon information available to the Company, as of January 31, 1998, Dr. Kanders held or controlled through various trusts an aggregate of 161,670 shares of the Common Stock.

Stockholder Proposal

     RESOLVED: That the shareholders of Stanhome, Inc. recommend to the directors that they seek the sale of company and its subsidiaries (USA and foreign [Lilliput]).

Stockholder's Supporting Statement

     In 1997, Stanhome, Inc. including Enesco and foreign subsidiaries continue to report continued record low earnings for this decade. This involves the second restructuring in the past four years and a new low for shareholder equity.

     At the 1991 shareholder meeting, I had stated that Enesco is a secondary player in giftware and accessories to Disney, Time Warner, and MCA of the motion picture industry. Since 1989, Disney and Warner have been opening between 40-50 new stores, USA and foreign. MCA has 1000 Spencer Gift Stores in the USA. All this is in addition to the theme park sales.

     Currently, the growth of the motion picture consumer products (giftware and sundry) has been a most important factor to the bankers when addressing loans for the sky-rocketing new film costs.

     Since 1990, the growth of Enesco sales has been 4-5% per annum compared to 15-16% in the '80s with gross profits reduced by the same magnitude. We are losing our share, percentage-wise, of the total market. This is a fiercely competitive market.

     In 1994, in an effort to enlarge our gross sales in Europe, Lilliput and some smaller companies were purchased; this although "thatch cottages" have a small market in the USA. This, combined with the strong dollar and high unemployment in Europe, has resulted in a negative profit factor in relation to the outstanding loan and higher floating rates in 1998 which could be to a greater disadvantage.

     The examination of Enesco "high end" of sales is Cherished Teddies and Precious Moments; the latter has had declining sales as a result of QVC discount TV promotions since July 1993 and periodically thereafter. In 1995, Marshall's nationwide discount stores (450) sold Precious Moments circa 1979-93.

     The green book representing after market value of P.M. has been discontinued. In all collector sales meetings with the public, the regional salesmen introductory remarks concern the appreciation in the aftermarket of the items.

     The low end of the business, more than 50%, is Christmas ornaments and other items as they appear in catalogers, Wal-Mart, Kmart, etc. This is a commodity operations.

     Enesco advertising and public relation expense involves about 3 million dollars in the annual Easter Seal promotion of which 50% consists of merchandise, collector magazines and a partial expense if a dealer is on a local spot TV, usually pre-holiday.

     In order to move Enesco sales ahead in double digits as in the '80s, we must have an entertainment affiliation for much wider exposure to the public.

     Reducing expenses with the elimination of the Westfield, MA office and repurchase of additional shares will not be the answer to higher sales and gross profits. Getting the message to the public takes time and a new sales tactic.

     We shareholders will never recoup the losses of the '90s compared to the phenomenal growth of the S&P and it requires a company with deep pockets and an entertainment division; nothing short will be most productive.

     The errors of the past cannot be covered by simply being patient.

     The institutions own 62% of the total shares, let us put a halt to continued promises and lack of profitability. We are entitled to complete action now.

Recommendation of the Board of Directors

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL.

Statement of the Board in Opposition to the Stockholder Proposal

     The Stockholder Proposal calls for the Board to seek the sale of the Company. Over the course of the last twelve months, as set forth elsewhere in this Proxy Statement, the Company has divested itself of substantially all of its former Hamilton Direct Response Group and Stanhome Direct Selling Group and refocused the Company's business and operations on its Enesco Giftware Group worldwide operations. The Company also has announced the closure of its Massachusetts corporate headquarters and the planned relocation of those headquarters to Illinois. In short, the Board has already taken substantial and important steps to reorganize its business and operations and focus the attention of Company management on enhanced revenue expansion and increased operating profitability in the Company's Enesco Giftware Group worldwide operations. Accordingly, the Board believes that the forced sale of the Company is not in the best interests of the Company and its stockholders at this time.

     As with a similar proposal submitted by Dr. Kanders last year, the Stockholder Proposal fails to recognize that the Company has never foreclosed the possibility of any strategic transaction that is in the best interests of the Company and its stockholders. In fact, the Company's officers and directors are committed to the exploration and consideration of such transactions and their pursuit, when appropriate, in order to enhance stockholder value. The Board maintains regular, frequent and substantial contact with various outside advisors, including management consultants, public accountants, legal counsel and investment bankers. These outside advisors assist the Company in continually monitoring the marketplace, evaluating potential opportunities and pursuing transactions that the Board believes to be in the best interests of the Company and its stockholders.

     Moreover, adoption of the Stockholder Proposal would neither alter nor, in the Board's view, promote the Directors' appropriate exercise of their fiduciary duties under applicable law and could decrease the Board's leverage in negotiating a transaction benefiting all stockholders. For example, the Stockholder Proposal neglects to articulate clearly or even provide for the exercise of the statutorily-mandated fiduciary duties of each member of the Company's management to act in good faith and with due care. The Board, however, is aware of its fiduciary duties and is mindful of the interests of the Company's constituencies and, consequently, it remains open to all opportunities with the potential to enhance stockholder value and otherwise realize the best interests of the Company and its stockholders. In addition, the Board firmly believes that the adoption of the Stockholder Proposal at this time could create an uncertain public atmosphere which, in its judgment, would disadvantage the Company in any future efforts to pursue successfully the sale recommendation mentioned in the Stockholder Proposal. Simply put, such an environment could result in the Company having diminished bargaining power in negotiating for the best price and for other favorable terms of any such transaction for the benefit of its stockholders. The uncertain atmosphere that could be created by the adoption of the Stockholder Proposal also could result in damage to the Company's employee, supplier, creditor and customer relationships, further jeopardizing the Company's available business opportunities.

          FOR THE REASONS STATED ABOVE, THE COMPANY'S BOARD OF DIRECTORS BELIEVES THAT THE STOCKHOLDER PROPOSAL IS
           NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE
                         STOCKHOLDER PROPOSAL.

     The proposal requires for adoption the affirmative vote of the holders of a majority of the shares of the Common Stock voting at the Annual Meeting, whether present in person or represented by proxy; provided, however, that a quorum is present or represented.

     Valid proxies of stockholders containing no designation to the contrary will be voted against the approval of the Stockholder Proposal as recommended by the Board.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has been engaged by the Company as independent public accountants since 1971. As recommended by its Audit Committee, the Board has appointed that firm as independent accountants for the Company for 1998, subject to ratification by the stockholders. Valid proxies of stockholders containing no designation to the contrary will be voted for the reappointment of that firm as recommended by the Audit Committee. Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting and be available to respond to appropriate questions and to make a statement if they so desire.

                         PROPOSALS OF SECURITY HOLDERS

     Pursuant to rules of the Securities and Exchange Commission, a stockholder owning of record or being the beneficial owner of at least $1,000 in market value of the Common Stock may present a proposal to be voted on at the 1999 annual meeting of stockholders. Provided such proposal is received by the Company on or before November 13, 1998 and meets all of the other requirements of those rules, it will be included in the proxy statement and form of proxy relating to such meeting.

                                 OTHER BUSINESS

     The Annual Meeting is called for the purposes set forth in the Notice. The Board does not know of any matter for action by the stockholders at the Annual Meeting other than the matters described in the Notice. However, the enclosed proxy card confers discretionary authority with respect to matters which are not known to the Board at the date of printing hereof and which may properly come before the Annual Meeting and any postponement or adjournment thereof. Except as expressly provided for hereinabove, it is the intention of the persons named as proxies in the proxy card to vote shares represented by the proxy in accordance with their best judgment on any such matter.

     The Company files an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain a copy of the Annual Report for the fiscal year ended December 31, 1997 without charge by writing to the Clerk of the Company, c/o Enesco Corporation, at 225 Windsor Drive, Itasca, Illinois 60143.

                                          By order of the Board of Directors,

                                          STANHOME INC.

                                          PETER R. JOHNSON
                                          Clerk

March 13, 1998





          PROXY                   STANHOME INC.                 PROXY
                       ANNUAL MEETING OF STOCKHOLDERS
                               APRIL 23, 1998

        This Proxy is solicited on behalf of the Board of Directors

The undersigned, having read the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 13, 1998, receipt of which is hereby acknowledged, does hereby appoint and constitute H.L. TOWER and ALLAN G. KEIRSTEAD, and each or either of them the attorneys and proxies of the undersigned, with power of substitution to each, for and in the name of the undersigned to vote and act at the Annual Meeting of Stockholders of Stanhome Inc. to be held at Le Meridien Boston, 250 Franklin Street, Boston, Massachusetts, on Thursday, April 23, 1998 at 9:30 a.m. and at any postponement or adjournment thereof, with respect to all shares of Common Stock, par value $.125 per share, together with associated common stock purchase rights, of said Company, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, with all the powers that the undersigned would possess if personally present and acting, as follows:


           (Continued and to be signed and dated on the reverse)



THIS PROXY WILL BE VOTED AS DIRECTED BUT IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED FOR ITEMS 1, 2 AND 4, AND AGAINST ITEM 3, BELOW.

1. To elect John F. Cauley, Jeffrey A. Hutsell, Homer G. Perkins and Anne-Lee Verville as Class III Directors for a three-year term. If any of such nominees should be unavailable, the proxies or any of them may vote for substitute nominee(s) at their discretion.

          FOR all               TO WITHHOLD         (INSTRUCTION:  To
          nominees listed       authority to        withhold authority to
          above (except         vote for all        vote for one or more
          as marked to          nominees listed     individual nominees,
          the contrary)         above               write the nominee's
                                                    name in the space
                                                    provided below.)

          ------                ------

          ------                ------               --------------------


2. To approve amendments to the Restated Articles of Organization, as amended, of the Company.

             FOR                   AGAINST               ABSTAIN

             ------                ------                ------

             ------                ------                ------

3. To approve the stockholder proposal recommending that the Board of Directors seek the sale of the Company and its subsidiaries.

             FOR                   AGAINST               ABSTAIN

             ------                ------                ------

             ------                ------                ------


4. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for 1998.

             FOR                   AGAINST               ABSTAIN

             ------                ------                ------

             ------                ------                ------

5. To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.


                                             -----------------------------

                                             -----------------------------
                                             Please sign above exactly as
                                             name(s) appear(s) hereon.
                                             (When signing as attorney,
                                             executor, administrator,
                                             trustee, guardian, etc.,
                                             give title as such. If joint
                                             account, each joint owner
                                             should sign.)

                                             _______________________, 1998
                                             (Please date)

                                             I plan to attend the meeting.

                                                       _______
                                                       _______


PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.





                               STANHOME INC.

                       Annual Meeting of Stockholders
                          Thursday, April 23, 1998
                                 9:30 a.m.

                             Le Meridien Boston
                            250 Franklin Street
                        Boston, Massachusetts 02110